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                                                                 EXHIBIT (E)(16)

                                MUTUAL RELEASE


     This Mutual Release ("Agreement") is entered into as of ________________, by and between Telocity Delaware, Inc., a Delaware corporation (the "Company"), and __________________, an individual ("Individual"), with reference to the following facts:

     A. Pursuant to the exercise on _______________, ______ of an option granted on _________________, ______ (the "Option") to the Individual under the Company's _______________ Plan, the Individual purchased from the Company a total of ____________ shares of the Company's Common Stock (the "Shares") for an aggregate purchase price of $___________ (the "Purchase Price"), representing $______ per share;

     B. In payment of the Purchase Price, the Individual delivered to the Company the Individual's Recourse Promissory Note and Pledge Agreement, dated ________________, ____ (the "Note"), in the principal amount of $_____________, bearing interest on unpaid principal at the rate of ________% per annum;

     C.   ;

     D.

     E. The Company and the Individual now desire to rescind Note compromise, settle and release any and all claims they may have against each other arising from or relating in any way to the Note.

     NOW, THEREFORE, in consideration of the foregoing facts, and for other good and valuable consideration, the parties agree as follows:

     1. Upon the execution of this Agreement, the Company and the Individual shall rescind the Note and the Note shall be deemed rescinded without any further action by either party.

     2. Upon the execution of this Agreement, the Individual, on be half of the Individual and the Individual's heirs, executors, administrators, predecessors, successors, assigns, representatives and attorneys, fully and forever releases and discharges the Company and its officers, directors, agents, attorneys, accountants, investment bankers, financial advisors, subsidiaries, parents, affiliates, predecessors and successors from any and all claims, debts, demands, losses, actions, causes of action, suits, costs, damages, expenses, controversies and liabilities whatsoever, both in law and in equity, in contract, tort, by statute or regulations, or otherwise, which they may now have or ever may have had or may have in the future against the Company or its officers, directors, agents, attorneys, accountants, investment bankers, financial advisors, subsidiaries, parents, affiliates, predecessors and successors, and which is based upon, relates in any way to or arises from the Notes, the execution of the Notes, representations concerning the Notes, efforts or attempts to collect on the Notes, efforts or attempts secure repayment of the Notes and any payroll or paycheck deductions relating to the Notes.

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     3.   Upon the execution of this Agreement, the Company, on be half of itself and its heirs, predecessors, successors and assigns, fully and forever releases and discharges the Individual from any and all claims, debts, demands, losses, actions, causes of action, suits, costs, damages, expenses, controversies and liabilities whatsoever, both in law and in equity, in contract, tort, by statute or regulations, or otherwise, which they may now have or ever may have had or may have in the future against the Individual, and which is based upon, relates in any way to or arises from the Notes.

     4. Neither the payments set forth in this Agreement nor the execution of this Agreement by the Company shall be deemed to constitute an admission of wrongdoing or of any violation of law on part the part of the Company or Mr. Carleton, and neither shall be admissible as evidence thereof in any future legal proceedings.

     5. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby.

     6. This Agreement is made and entered into in the State of Washington and shall be governed by and construed and enforced in accordance with the laws of the State of Washington.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                      MULTIPLE ZONES INTERNATIONAL, INC.



                                      ____________________________________
                                         Firoz Lalji, President


                                      DAVID LOPEZ


                                      ____________________________________


                                      RICHARD MORALES


                                      ____________________________________


                                      JERROLD M. SHAPIRO

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                                      ____________________________________


                                      LEO PORTNOY


                                      ____________________________________

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